Exhibit 10.12

UNSECURED REVOLVING CREDIT AGREEMENT

dated as of January 27, 2026

by and among

ADVANCED FLOWER CAPITAL INC., a Maryland corporation,

as Borrower,

THE LENDERS PARTY HERETO,

as the Lenders,

and

TCGSL LLC, a Delaware limited liability company

as Agent

(continued)

Article I DEFINITIONS; CONSTRUCTION		1
1.1	Definitions	1
1.2	Other Definitional Provisions	6
1.3	Accounting Terms and Principles	6

Article II AMOUNT AND TERMS OF THE LOANS		7
2.1	Loan Commitment	7
2.2	Borrowing Procedure	7
2.3	Optional Reduction and Termination of Loan Commitment	7
2.4	Repayment of Loans	7
2.5	Prepayment	7
2.6	Interest on Loans	8
2.7	Computation of Interest	8
2.8	Fees	8
2.9	Payments Generally	8
2.10	Illegality	10
2.11	Defaulting Lenders	10
2.12	Independent Obligations	11
2.13	Maintenance of Loan Account; Statements of Obligations	11

Article III CONDITIONS PRECEDENT TO LOANS		11
3.1	Conditions to Effectiveness	11
3.2	Conditions to Making of each Loan	12

Article IV REPRESENTATIONS AND WARRANTIES		12
4.1	Corporate Existence; Compliance with Law	12
4.2	Power; Authorization; Enforceable Obligations	12
4.3	No Legal Bar	13
4.4	No Material Litigation	13
4.5	No Default	13
4.6	Use of Proceeds	13

Article V COVENANTS		13
5.1	Delivery of Financial Information	13
5.2	Notice of Default	13
5.3	Conduct of Business and Maintenance of Existence, etc	13
5.4	Restriction on Indebtedness	13

Article VI EVENTS OF DEFAULT		14
6.1	Events of Default	14

Article VII MISCELLANEOUS		15
7.1	Notices	15
7.2	Waiver; Amendment	16
7.3	Expenses; Indemnification	16
7.4	Successors and Assigns	17
7.5	Governing Law	18
7.6	Counterparts; Integration	18
7.7	Survival	18
7.8	Severability	18
7.9	VENUE; WAIVER OF JURY TRIAL	18
7.10	No Waivers; Cumulative Remedies	19

- i -

(continued)

Article VIII AGENT		20
8.1	Appointment and Authorization of Agent	20
8.2	Delegation of Duties	20
8.3	Liability of Agent	20
8.4	Reliance by Agent	21
8.5	Notice of Default or Event of Default	21
8.6	Credit Decision	21
8.7	Costs and Expenses; Indemnification	22
8.8	Agent in Individual Capacity	22
8.9	Successor Agent	22
8.10	Lender in Individual Capacity	23
8.11	Withholding Taxes	23
8.12	[Reserved]	26
8.13	Restrictions on Actions by Lenders; Sharing of Payments	26
8.14	[Reserved]	27
8.15	Payments by Agent to the Lenders	27
8.16	Concerning the Loan Documents	27
8.17	Several Obligations; No Liability	27
8.18	Election of Remedies	27

- ii -

(continued)

ANNEXES, EXHIBITS AND SCHEDULES

Annex A	Loan Commitments
Exhibit A	Notice of Borrowing
Exhibit B	Form of Assignment and Acceptance
Schedule A-1	Agent’s Account / Lender Account

- iii -

UNSECURED REVOLVING CREDIT AGREEMENT

THIS UNSECURED REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of January 27, 2026, by and among Advanced Flower Capital Inc., a Maryland corporation (the “Borrower”), the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and TCGSL LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders enter into a credit facility, pursuant to which the Lenders agree to make loans to the Borrower from time to time in an aggregate principal amount of up to $20,000,000 outstanding at any time; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders are willing to make the requested loans to the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Agent and the Lenders agree as follows:

Article I
DEFINITIONS; CONSTRUCTION

1.1 Definitions. The following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question; provided that in no event shall the Agent, any Lender or any of their respective Affiliates be deemed to be an Affiliate of the Borrower for any purpose whatsoever.

“Agent” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Agent-Related Persons” shall mean the Agent, together with its Affiliates, officers, directors, employees, attorneys and agents.

“Agreement” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Application Event” shall mean the occurrence of a failure by the Borrower to repay all of the Obligations (other than contingent obligations in respect of which no claim has been made) in full on the Maturity Date.

“Assignee” shall have the meaning specified therefor in Section 7.4(a).

“Assignment and Acceptance” shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit B to this Agreement.

“Borrower” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Borrower Affiliate” shall mean the Borrower and each Subsidiary thereof.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Closing Date” shall have the meaning assigned to such term in Section 3.1.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Default” shall mean any of the events specified in Article VI, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Interest” shall have the meaning set forth in Section 2.6(b).

“Default Interest Rate” shall mean the Loan Interest Rate, plus an additional 2% per annum.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement on the date on which it is required to do so under this Agreement, (b) has notified the Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by Agent and the Required Lenders) under which it has committed to extend credit, (d) has failed, within one (1) Business Day after written request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Event of Default” shall mean any of the events specified in Article VI, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Loan Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 8.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 8.11(f) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Foreign Lender” means each Lender (or if the Lender is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of the assets of such Lender for U.S. federal income tax purposes) that is not a United States person within the meaning of Code section 7701(a)(30).

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Indebtedness” shall mean of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even though the rights and remedies of the seller or any Lender under such agreement in the event of default are limited to repossession or sale of such property or assets), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any equity interests of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

“Indemnified Person” shall mean the Agent, each Lender and each of their respective directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to the Agent.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Lender” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Lender Account” means, with respect to each Lender, the deposit account of such Lender identified on Schedule A-1 (or such other deposit account of such Lender that has been designated as such, in writing, by such Lender to the Borrower and the Agent).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan” shall have the meaning set forth in Section 2.1.

“Loan Commitment” shall mean (a) as to any Lender, the aggregate commitment of such Lender to make Loans as set forth on Annex A hereto or in the most recent assignment agreement to which it is a party (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans, which aggregate commitment shall be twenty million dollars ($20,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement; provided that if the Borrower enters into any Refinancing Indebtedness with an aggregate principal amount exceeding $20,000,000, such aggregate commitment shall be permanently reduced in whole, regardless of whether or not the aggregate principal amount of such Refinancing Indebtedness exceeds $20,000,000.

“Loan Documents” shall mean, collectively, this Agreement and each Notice of Borrowing.

“Loan Interest Rate” shall mean, with respect to any Loan, a rate per annum equal eight and a half percent (8.5%), payable in cash in arrears as provided herein.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement, or (c) the ability of the Agent and the Lenders to enforce this Agreement.

“Maturity Date” shall mean the earlier of (i) August 1, 2028 (or such later date as may be agreed by the parties hereto) and (ii) the date of the closing of any Refinancing Indebtedness with an aggregate principal amount equal to or greater than $20,000,000.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Notice of Borrowing” shall have the meaning set forth in Section 2.2.

“Obligations” shall mean, with respect to the Borrower, the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans of the Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Loan Document.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” shall mean with respect to Loans on any date, the aggregate principal amount of Loans outstanding on such date after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Payment Office” shall mean the deposit account of Agent identified on Schedule A-1 (or such other deposit account of Agent that has been designated as such, in writing, by Agent to the Borrower and the Lenders).

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pro Rata Share” shall mean with respect to any Lender, the percentage obtained by dividing (i) the Loan Commitment of that Lender by (ii) the aggregate Loan Commitments of all Lenders (provided, after the Loan Commitments have expired or been terminated, the applicable outstanding balances of Loans held by such Lender and all the Lenders, respectively, shall be used in lieu of the Loan Commitment in both clauses (i) and (ii)).

“Recipient” means (a) the Agent or (b) any Lender, as applicable.

“Refinancing Indebtedness” shall mean unsecured or secured Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace, in each case, in full, the Indebtedness in respect of this Agreement.

“Required Lenders” means, at any time, (x) Agent and (y) Lenders having or holding more than fifty one percent (51.00%) of the aggregate Loans and undrawn Loan Commitments of all Lenders (subject to Section 2.11 in respect of Defaulting Lenders).

“Register” shall have the meaning specified therefor in Section 7.4(a)(2).

“Subsidiary” shall mean as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCG Lenders” means the collective reference to (a) TCGSL LLC, (b) its respective affiliates and (c) any designees of TCGSL LLC, in each case in their capacities as Lenders hereunder.

“U.S. Tax Compliance Certificate” has the meaning specified therefor in Section 8.11(f).

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) The term “Lender” shall include, without limitation, each Lender’s successors and assigns.

(e) All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.3 Accounting Terms and Principles. Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

Article II
AMOUNT AND TERMS OF THE LOANS

2.1 Loan Commitment.

(a) Subject to the terms and conditions set forth herein, each Lender agrees to make revolving loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower in an aggregate principal amount at any time outstanding not to exceed its Pro Rata Share of the Loan Commitment. The Pro Rata share of the Loan of any Lender shall not at any time exceed its separate Loan Commitment. The obligations of each Lender hereunder shall be several and not joint.

(b) The Borrower shall be entitled to borrow, prepay or repay, and reborrow the Loans in accordance with the provisions hereof.

2.2 Borrowing Procedure. The Borrower shall give Agent written notice (or telephonic notice promptly confirmed in writing) of each borrowing to be made by the Borrower substantially in the form of Exhibit A (a “Notice of Borrowing”), each such Notice of Borrowing to be delivered prior to 11:00 a.m. (New York City time) one (1) Business Days before the requested date of each borrowing. Each Notice of Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such borrowing (which shall be in an aggregate principal amount no less than $1,000,000 or any multiple of $500,000 in excess thereof, in each case unless otherwise agreed by Agent), (ii) the date of such borrowing (which shall be a Business Day) and (iii) the Borrower’s account for such borrowing. Agent shall notify each Lender promptly after receipt of a Notice of Borrowing of the details thereof by email, telephone or other similar form of transmission. Each Lender shall, severally and not jointly, make the amount of such Lender’s Pro Rata Share of each borrowing request available to Agent in same day funds by wire transfer to Agent’s Payment Office not later than 1:30 p.m. (New York City time) on the requested funding date so that Agent may make such funds available to the Borrower in same day funds by wire transfer to the Borrower’s account set forth in the Notice of Borrowing.

The Borrower shall pay to Agent, for its own account, a draw fee in the amount of $1,000, which fee shall be payable on the date of the borrowing of each Loan and, at the Borrower’s election, shall be automatically deducted from the proceeds of such Loan or paid by wire transfer of immediately available funds to the account specified by Agent.

2.3 Optional Reduction and Termination of Loan Commitment.

(a) Upon three (3) Business Days’ written notice to Agent signed by the Borrower, the Borrower may terminate the Loan Commitment, or permanently reduce the Loan Commitment to an amount not less than the then Outstanding Amount of all Loans, provided that each partial reduction of the Loan Commitment shall be in integral multiples of $500,000 or more (or such lesser amount as agreed by Agent).

2.4 Repayment of Loans. On the Maturity Date, the Borrower shall repay any of its Loans then outstanding in full and shall additionally pay to Agent all other sums, if any, then owing or accrued by it under this Agreement.

2.5 Prepayment. Upon three (3) Business Days’ (or such shorter period agreed by Agent) written notice from a Borrower to Agent, the Borrower may voluntarily prepay in whole or in part its Loans without premium or penalty. Each such prepayment shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. If an Application Event shall have occurred and be continuing, each such prepayment shall be applied in the manner set forth in Section 2.9(b)(2).

2.6 Interest on Loans.

(a) Each Loan shall accrue interest at the Loan Interest Rate.

(b) The Borrower shall pay interest due and payable on its Loans in arrears on the first day of each month following the Closing Date and the Maturity Date.

(c) While an Event of Default exists or after acceleration of the Loans in accordance with Article VI, at the option of Agent or the Required Lenders, interest on the unpaid principal amount of the Loans of the Borrower (and any unpaid interest with respect thereto) will accrue at the Default Interest Rate (the “Default Interest”). All Default Interest will be payable by the Borrower upon demand by Agent or the Required Lenders.

(d) Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to the Lenders an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lenders’ accrued interest, costs, expenses, professional fees and any other Obligations; and third, after all Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.7 Computation of Interest. All computations of interest shall be made by Agent on the basis of a year of 360 days for the actual number of days elapsed in the period during which the interest or fees accrue. Each determination by Agent of an interest amount hereunder shall, except for manifest error, be final, conclusive and binding for all purposes. In computing interest, the Closing Date shall be included and the date of payment shall be excluded.

2.8 Fees

(a) Annual Upfront Fee. The Borrower shall pay to Agent, for the ratable account of the Lenders, an annual fee in an amount equal to one percent (1.00%) of the sum of (x) the then-current aggregate undrawn Loan Commitments of all Lenders and (y) the then-current outstanding Loans, due and payable on each yearly anniversary of the Closing Date.

2.9 Payments Generally.

(a) All payments by the Borrower to (i) any Lender hereunder shall be made to such Lender at such Lender’s Lender Account in immediately available funds without setoff or counterclaim and (ii) the payment shall be made to the Payment Office in immediately available funds without setoff or counterclaim. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of the payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Apportionment and Application.

(1) So long as no Application Event has occurred and is continuing, all principal and interest payments made by the Borrower shall be paid ratably to the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses made by the Borrower (other than fees or expenses that are for Agent’s separate account, which fees and expenses shall be paid to Agent) shall be paid ratably to each Lender according to such Lender’s Pro Rata Share of the type of commitment or Obligation to which a particular fee or expense relates. All proceeds of any enforcement action received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to be distributed to the Borrower or such other Person entitled thereto under applicable law. If any Lender shall receive any amounts in respect of the Obligations at any time that an Application Event has occurred and is continuing, such Lender shall receive such amounts as trustee for Agent, and such Lender shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.9(b)(2).

(2) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent or any Lender and all proceeds of any enforcement action received by Agent shall be applied as follows:

(i) first, to pay any expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents until paid in full,

(ii) second, ratably, to pay any fees or premiums then due to Agent and the Lenders under the Loan Documents until paid in full,

(iii) third, ratably to pay any expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents until paid in full,

(iv) fourth, to the extent not paid under clause (iii) above, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(v) fifth, to pay interest accrued in respect of the Loans, ratably, until paid in full,

(vi) sixth, to pay the outstanding principal balance of the Loans (in the inverse order of the maturity of the installments due thereunder), ratably, until such Loans are paid in full,

(vii) seventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders until paid in full;

(viii) eighth, ratably to pay any Obligations owed to Defaulting Lenders until paid in full; and

(ix) ninth, to the Borrower or such other Person entitled thereto under applicable law.

(3) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(4) In each instance, so long as no Application Event has occurred and is continuing, Section 2.9(b)(2) shall not apply to any payment made by the Borrower to Agent and specified by the Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(5) For purposes of Section 2.9(b)(2)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any insolvency proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any bankruptcy or insolvency proceeding.

(6) In the event of a direct conflict between the priority provisions of this Section 2.9(b) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.

2.10 Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that it is unlawful for such Lender to make Loans or to continue to fund or maintain Loans, then, on notice thereof and demand therefor by such Lender to the Borrower, (i) the obligation of such Lender to make or to continue Loans shall be suspended, and (ii) if Loans are then outstanding, the Borrower shall prepay such Loans within three (3) Business Days.

2.11 Defaulting Lenders. Notwithstanding the provisions of Section 2.9(b)(2), the Borrower shall make any payments that, but for this Section 2.11, would be due and payable to a Defaulting Lender, directly to Agent, and Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of any enforcement action that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to each Non-Defaulting Lender ratably in accordance with their Pro Rata Share (but, in each case, only to the extent that such Defaulting Lender’s portion of the funding obligation was funded by such other Non-Defaulting Lender), (B) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent, and (C) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (I) of Section 2.9(b)(2). Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Pro Rata Share shall be deemed to be zero. The provisions of this Section 2.11 shall remain effective with respect to such Defaulting Lender until the earlier of (x) the date on which all of the Non-Defaulting Lenders, Agent, and the Borrower shall have waived, in writing, the application of this Section 2.11 to such Defaulting Lender, and (y) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent or the Borrower, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.11 shall not be construed to increase or otherwise affect the Loan Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement. In the event of a direct conflict between the priority provisions of this Section 2.11 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

2.12 Independent Obligations. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan (or other extension of credit) hereunder, nor shall any Loan Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.13 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of the Borrower, (the “Loan Account”) on which the Borrower will be charged with the Loans, and with all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, premiums, if any, and fees and expenses. The Loan Account will be credited with all payments received by Agent or any Lender from the Borrower or for the Borrower’s account. Agent and/or the Lenders shall endeavor to provide statements regarding the Loan Account to the Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting expenses payable under this Agreement (but neither Agent nor any Lender shall have any liability if Agent and/or the Lenders shall fail to provide any such statement), and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower, on one hand, and Agent and the Lenders, on the other, unless, within thirty (30) days after Agent first makes such a statement available to the Borrower (or such longer period as Required Lenders may agree in their sole discretion), the Borrower shall deliver to Agent and the Lenders written objection thereto describing the error or errors contained in any such statements.

Article III
CONDITIONS PRECEDENT TO LOANS

3.1 Conditions to Effectiveness. This Agreement shall not become effective until the date (such date, the “Closing Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 7.2):

(a) Agent shall have received a counterpart of this Agreement signed by or on behalf of the Borrower.

(b) No Default or Event of Default shall exist on the Closing Date.

(c) All representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the Closing Date.

3.2 Conditions to Making of each Loan. The obligations hereunder of each Lender to make each Loan are subject to the satisfaction of Agent (or waiver in accordance with Section 7.2) of the following conditions as of the date each Loan is made:

(a) Agent shall have received a signed Notice of Borrowing from the Borrower requesting the making of a Loan on the date specified therein.

(b) At the time of and immediately after giving effect to the making of the requested Loan, the aggregate Outstanding Amount of all Loans shall not be in excess of the Loan Commitment.

(c) At the time of and immediately after giving effect to the making of the requested Loan, no Default or Event of Default shall exist.

(d) At the time of and immediately after giving effect to the requested Loan, all representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

(e) The conditions referred to in Section 3.1 shall previously have been satisfied.

Article IV
REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make each Loan, the Borrower hereby represents and warrants to the Lenders for itself that:

4.1 Corporate Existence; Compliance with Law. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, (b) has the corporate or limited liability company power and authority, as applicable, and the legal right, to own and operate its property and assets, to lease the property and assets it operates as lessee and to conduct the business in which it is currently engaged, and (c) is in compliance with all requirements of applicable law except, to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2 Power; Authorization; Enforceable Obligations.

(a) The Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder. The Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, to authorize the borrowings on the terms and conditions of this Agreement.

(b) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by the Borrower in connection with (i) the borrowings hereunder, (ii) the execution, delivery, validity or enforceability of this Agreement or any of the other Loan Documents, or (iii) the performance of this Agreement or any of the other Loan Documents, except, in each case, for routine consents, authorizations, filings and notices required to be made in the ordinary course of business.

(c) This Agreement has been, and, upon execution, each Loan Document shall have been, duly executed and delivered on behalf of the Borrower.

(d) This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.3 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower, the borrowings hereunder and the use of the proceeds thereof will not violate any applicable law or any material agreement or the organizational documents of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any requirement of applicable law or any such agreement.

4.4 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Borrower Affiliate of the Borrower, or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.5 No Default. No Default or Event of Default has occurred and is continuing.

4.6 Use of Proceeds. The proceeds of each Loan shall be used solely to fund investments and bridge capital contributions, and general corporate purposes.

Article V
COVENANTS

5.1 Delivery of Financial Information. The Borrower will deliver to Agent and each Lender such financial or other information in respect of its business and financial status as Agent may reasonably require including, but not limited to, copies of its unaudited quarterly and annual financial statements; provided that the filing of a Form 10-Q and a Form 10-K with the SEC containing all such information shall satisfy the delivery requirement for such information.

5.2 Notice of Default. The Borrower shall promptly give notice to Agent of the occurrence of any Default or Event of Default within five (5) Business Days after the Borrower knows or has reason to know thereof.

5.3 Conduct of Business and Maintenance of Existence, etc. The Borrower will (a) (i) preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all agreements and requirements of applicable law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Restriction on Indebtedness. The Borrower shall not incur or assume any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Refinancing Indebtedness.

Article VI
EVENTS OF DEFAULT

6.1 Events of Default. If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay the principal of its Loans on the date when due (including the Maturity Date) in accordance with the terms hereof; or the Borrower shall fail to pay any interest on its Loans, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) The Borrower shall default in the observance or performance of any agreement contained in this Agreement to be performed by it (other than as provided in clause (a) of this Section 6.1), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which an officer of the Borrower becomes aware of such failure and (ii) the date on which written notice thereof shall have been given to the Borrower by Agent; or

(d) (i) The Borrower or any Borrower Affiliate shall fail to make any payment on any Indebtedness (other than the Obligations) of the Borrower or any Borrower Affiliate or on any Guarantee Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $5,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and the effect of such failure is to accelerate the maturity of such Indebtedness, (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate the maturity of such Indebtedness, (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to permit the acceleration of the maturity of such Indebtedness or (iv) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(e) (i) The Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f) Except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by Agent, or as otherwise expressly permitted under any Loan Document, any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be, or be asserted in writing by Borrower or any Borrower Affiliate not to be valid and binding on, or enforceable against, the Borrower, or the Borrower or any Borrower Affiliate shall state in writing that any of the events described in this paragraph (f) shall have occurred; then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (e) above, (i) the Loan Commitment shall terminate immediately and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, Agent may, by notice to the Borrower, terminate the Loan Commitment, whereupon the Loan Commitment shall terminate immediately, and declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Agent shall not take any action pursuant to this Article VI unless (i) so directed in writing by the TCG Lenders, (ii) taking such enforcement action is permitted under the terms of the Loan Documents and applicable law, and (iii) taking such enforcement action will not result in any liability of Agent to the Borrower or any other Person for which Agent has not been indemnified under the Loan Documents.

Article VII
MISCELLANEOUS

7.1 Notices.

(a) Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing (including email communication), and sent via overnight courier, mailed, emailed, or delivered to the respective address set forth below:

If to the Borrower:	525 Okeechobee Blvd, Suite 1650 West Palm Beach, FL 33401 Attn: Brandon Hetzel Email: [●]

If to Agent or TCG Lenders:	525 Okeechobee Blvd, Suite 1650 West Palm Beach, FL 33401 Attn: Gabriel Katz, Esq. Email: [●]

If not set forth above, the notice address for each Lender shall be set forth in the Assignment and Acceptance pursuant to which such lender becomes a Lender hereunder.

Any party hereto may change its address or telephone number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, be effective when delivered for overnight (next-day) delivery, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery. All such notices, demands, requests, consents and other communications shall, when mailed or emailed, be effective (x) when delivered to such email address, (y) if delivered by hand, including any overnight courier service, upon personal delivery, or (z) if delivered by mail, when deposited in the mails, respectively.

7.2 Waiver; Amendment

(a) No amendment, waiver, or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or, with respect to a Loan Document other than this Agreement, by Agent) and the Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and the Borrower, do any of the following:

(1) reduce the principal of any loan or other extension of credit hereunder or under any other Loan Document,

(2) change the Pro Rata Share that is required to take any action hereunder,

(3) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(4) amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(5) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release the Borrower from any obligation for the payment of money or consent to the assignment or transfer by the Borrower of any of its rights or duties under this Agreement or the other Loan Documents, or

(6) amend, modify, or eliminate any of the provisions of Section 2.9(b)(1) or (2),

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate, any provision of Article VIII pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, the Borrower, and the Required Lenders.

Anything in this Section 7.2 to the contrary notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.

7.3 Expenses; Indemnification.

(a) The Borrower shall be obligated to pay all out-of-pocket costs and expenses (including, without limitation, but not limited to the reasonable fees, charges and disbursements of outside counsel for Agent and each Lender) incurred by Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 7.3, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b) The Borrower shall be obligated to indemnify each Indemnified Person against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnified Person) incurred by any Indemnified Person or asserted against any Indemnified Person by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Person is a party thereto, provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person or (y) result from a claim brought by the Borrower against any Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final judgment in their favor on such claim as determined by a court of competent jurisdiction.

(c) This Section 7.3 shall not apply with respect to Taxes, which shall be the subject of Section 8.11.

(d) To the extent permitted by applicable law, each party shall not assert, and hereby waives, any claim against any Indemnified Person or the other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, the Loans or the use of proceeds thereof.

(e) All amounts due under this Section 7.3 shall be payable promptly after written demand therefor.

7.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrower. Any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, each Indemnified Person) any legal or equitable right, remedy or claim under or by reason of this Agreement. Except as Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to five hundred thousand dollars ($500,000) or, if less, the remaining Loan Commitments and Loans held by the assigning Lender. The Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an assignee (any such Person, an “Assignee”) until Agent shall have received and accepted an Assignment and Acceptance.

(1) From and after the date on which the conditions described above have been met, and subject to acceptance and recording of the assignment pursuant to Section 7.4(a), (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment and Acceptance,

Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a note or notes setting forth such Lender’s Loans (and, as applicable, a note or notes in the principal amount of the Loans retained by the assigning Lender). Each such note shall be dated the effective date of such assignment. Upon receipt by Agent of such note(s), the assigning Lender shall return to Borrower any prior note held by it.

(2) Agent, acting solely for this purpose as an Agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Loan Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

7.5 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

7.6 Counterparts; Integration. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

7.7 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by Agent and each Lender and shall survive the execution and delivery of this Agreement and the making of the Loans. The provisions of Section 7.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

7.8 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9 VENUE; WAIVER OF JURY TRIAL.

(a) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT,

AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER, AGENT AND EACH LENDER HEREBY WAIVES ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND THE BORROWER, AGENT AND EACH LENDER HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER, AGENT AND EACH LENDER HEREBY WAIVES THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). THE BORROWER, AGENT AND EACH LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7.10 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by the Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

Article VIII
AGENT

8.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints TCGSL LLC as its Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf, and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as Agent for and on behalf of the Lenders on the conditions contained in this Article VIII. The provisions of this Article VIII are solely for the benefit of Agent, and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Loan Document, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “Agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the payments and proceeds of any enforcement action, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) exclusively receive, apply, and distribute the payments and proceeds of any enforcement action, (d) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (e) perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Borrower, the Obligations or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

8.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence, bad faith or willful misconduct.

8.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Persons shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of the Borrower or any of its Subsidiaries.

8.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Required Lenders (or, to the extent required by Section 7.4(a), all Lenders). If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (except as otherwise required by Section 7.4(a)).

8.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 8.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article VI.

8.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of the Borrower or its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to the Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

8.7 Costs and Expenses; Indemnification. Agent may incur and pay expenses payable under this Agreement to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to secure the rights of Agent and the Lenders hereunder, whether or not the Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the payments or proceeds of any enforcement action received by Agent to reimburse Agent for such reasonable out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by the Borrower, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so) from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent. This Section 8.7 shall not apply with respect to Taxes, which shall be the subject of Section 8.11.

8.8 Agent in Individual Capacity. TCGSL LLC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Borrower or its Affiliates and any other Person party to any Loan Documents as though TCGSL LLC were not Agent hereunder, and, in each case, without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, TCGSL LLC or its Affiliates may receive information regarding the Borrower or its Affiliates or any other Person party to any Loan Document that is subject to confidentiality obligations in favor of the Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.

8.9 Successor Agent. Agent may resign as Agent upon thirty (30) days (ten (10) days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and the Borrower (unless such notice is waived by the Borrower). If Agent resigns under this Agreement, the Required Lenders shall be entitled to appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, the Required Lenders shall act as Agent until they appoint a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of Applicable Law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders; provided that, solely for purposes of this fourth sentence of Section 8.9, “Required Lenders” shall be deemed to exclude the current Agent in its capacity as a Lender and any Lender that is an Affiliate of such current Agent. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.

8.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire stock in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Borrower or its Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding the Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of the Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

8.11 Withholding Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding Agent) requires the deduction or withholding of any Tax from any such payment by a withholding Agent, then the applicable withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. The Borrower shall, jointly and severally, indemnify each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(f) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Agent, at the time or times reasonably requested by the Borrower or Agent, such properly completed and executed documentation reasonably requested by the Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or Agent as will enable the Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(1)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(1) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(i) any Lender that is a U.S. Person shall deliver to the Borrower and Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the Recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form and substance reasonably satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate in form and substance reasonably satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form and substance reasonably satisfactory to Agent on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the Recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied in all material respects with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) in order to obtain such refund of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

8.12 [Reserved].

8.13 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of the Required Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Required Lenders, set off against the Obligations, any amounts owing by such Lender to the Borrower or any deposit accounts of the Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the TCG Lenders, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against the Borrower.

(b) If, at any time or times any Lender shall receive (i) by payment, setoff or otherwise, any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Borrower pursuant to the terms of this Agreement, or (ii) payments in excess of such Lender’s Pro Rata Share of all such amounts, such Lender promptly shall (A) turn the same over to Agent or other Lenders, as applicable, in kind, and with such endorsements as may be required to negotiate the same to Agent or the other Lenders, as applicable, or in immediately available funds, as applicable, for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

8.14 [Reserved].

8.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

8.16 Concerning the Loan Documents. Each Lender authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each Lender agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

8.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of the Lenders to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective portion of the Loan Commitment, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount at such time of their respective portion of the Loan Commitment. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Each Lender shall be solely responsible for notifying any Person with a participating interest in its Loans or other interests hereunder (any such Person, a “Participant”); of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 8.7, no Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to the Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

8.18 Election of Remedies. Notwithstanding anything herein or in any other Loan Documents, all enforcement actions, or the election to take or not to take any enforcement action, is solely at the direction of the TCG Lenders so long as the TCG Lenders have or hold any amount of the Loan Commitment or any Loan (or other extension of credit hereunder or under any Loan Document), or are due any other Obligation.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ADVANCED FLOWER CAPITAL INC., as Borrower

By:	/s/ Daniel Neville
	Name:	Daniel Neville
	Title:	Chief Executive Officer

TCGSL LLC, as Lender and Agent

By:	/s/ Leonard Tannenbaum
	Name:	Leonard Tannenbaum
	Title:	Authorized Signatory

[Signature Page to Unsecured Revolving Credit Agreement]

ANNEX A

LOAN COMMITMENT

Lender	Loan Commitment
TCGSL LLC	$20,000,000
TOTAL	$20,000,000